UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 29, 2008

First National Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation)

000-30523	58-2466370
(Commission File Number)	(IRS Employer Identification No.)

215 North Pine Street, Spartanburg, S.C.	29302
(Address of principal executive offices)	(Zip Code)

(864) 948-9001
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 18, 2008, the Board of Directors of First National Bancshares, Inc., parent company of First National Bank of the South, authorized an additional 50,000 shares of common stock to be available for purchase under its existing share repurchase program. The increase, together with previously available amounts, provides a total authorization of 157,000 shares to be repurchased.

As of August 27, 2008, First National has purchased 104,981 shares of its common stock outstanding at a weighted-average price of $10.61 per share under the program. Therefore, an additional 52,019 shares of common stock outstanding remain available for repurchase under the program.

Under the terms of the stock repurchase program, First National may repurchase its issued and outstanding common stock in open-market transactions on the NASDAQ Global Market. The program is structured to conform to the safe harbor provisions of Securities and Exchange Commission (SEC) Rule 10b-18. SEC Rule 10b-18 contains certain restrictions related to the manner, price, timing and volume of repurchases, among other conditions. First National funds repurchases made under the program from available working capital.

The repurchase of shares by First National under the program is at management’s discretion after consideration of factors, such as the market price of the stock, the nature of other investment opportunities or growth projects, available cash flows from operations, general economic conditions and other factors deemed appropriate. The program does not obligate First National to acquire any specific number of shares and may be modified, suspended, extended, or terminated for any reason at any time without prior notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NATIONAL BANCSHARES, INC.

By:	/s/ Kitty B. Payne
Name: Kitty B. Payne Title: Executive Vice President/Chief Financial Officer

Dated: August 29, 2008